Exhibit 99.1

Contact:	John D. Liu,
Chief Financial Officer
Greenhill & Co., Inc.
(212) 389-1800

For Immediate Release

GREENHILL & CO. REPORTS THIRD QUARTER EARNINGS PER SHARE OF $0.27

NEW YORK, October 21, 2004 – Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $36.5 million and net income of $8.2 million for the quarter ended September 30, 2004. Diluted earnings per share were $0.27 per share for the quarter ended September 30, 2004.

The Firm’s third quarter revenues compare with revenues of $32.4 million for the third quarter of 2003, which represents an increase of $4.1 million or 13%. On a year-to-date basis, revenue through September 30, 2004 was $100.9 million, compared to $87.1 million for the comparable period in 2003, representing an increase of $13.8 million or 16%.

The Firm’s quarterly revenues can fluctuate materially depending on the number and size of completed transactions on which it advised, as well as other factors. Accordingly, the revenues in any particular quarter may not be indicative of future results.

The Firm’s third quarter net income compares with pro forma net income of $7.9 million in the third quarter of 2003, which represented an increase of $0.3 million or 4%. On a year-to-date basis, pro forma net income was $22.5 million through September 30, 2004, compared to pro forma net income of $20.2 million for the comparable period in 2003, which represents an increase of $2.3 million or 11%.

“Our financial results in a challenging period demonstrate the breadth of our activities and strength of our franchise. We are increasingly well positioned to benefit as transaction activity rebounds,” Robert F. Greenhill, Chairman and CEO, said.

Revenues

Revenues By Source

The following provides a breakdown of total revenues by source for the three-month and nine-month periods ended September 30, 2004 and 2003, respectively:

	Three Months Ended
	September 30, 2004		September 30, 2003

	Amount	% of Total	Amount	% of Total

	(in millions, unaudited)
Financial Advisory	$31.3	86%	$31.1	96%
Merchant Banking Fund Management & Other	5.2	14%	1.3	4%

Total Revenues	$36.5	100%	$32.4	100%

	Nine Months Ended

	September 30, 2004		September 30, 2003

	Amount	% of Total	Amount	% of Total

	(in millions, unaudited)
Financial Advisory	$84.6	84%	$83.1	95%
Merchant Banking Fund Management & Other	16.3	16%	4.0	5%

Total Revenues	$100.9	100%	$87.1	100%

Financial Advisory Revenues

Financial Advisory Revenues were $31.3 million in the third quarter of 2004 compared to $31.1 million in the third quarter of 2003, which represents an increase of 1%. For the nine months ended September 30, 2004, Financial Advisory Revenues were $84.6 million compared to $83.1 million for the comparable period in 2003, representing an increase of 2%.

Completed transactions in the third quarter of 2004 included: Marsh & McClennan, Inc.’s acquisition of Kroll Inc.; the sale of WH Smith’s publishing business, Hodder Headline, to Hachette Livre S.A.; and the buyback of a minority interest by the Cayzer Trust Company Limited.

Announced transactions in the third quarter of 2004 included: the sale of Schwab Soundview Capital Markets to UBS; the sale of LNR Property Corporation to Cerberus Capital Management LP; the sale by Ingersoll-Rand Company Ltd., of its Dresser-Rand business unit to First Reserve; the sale of Pegasus Satellite Television to DirecTV (advised unsecured creditors of Pegasus Communications), and the sale of Sea Pines Associates Inc. to the Riverstone Group, LLC.

“In a period of relatively modest transaction activity, we were pleased to have announced several important transactions for major existing and new clients,” Scott L. Bok and Simon A. Borrows, Co-Presidents, commented.

Merchant Banking & Interest Income

The Firm earned $5.2 million in Merchant Banking & Interest Income in the third quarter of 2004 compared to $1.3 million in the third quarter of 2003, representing an increase of 300%. This increase is primarily due to unrealized principal investment gains in the Greenhill Capital Partners (GCP) portfolio as well as the recognition of profit overrides associated with gains in the GCP portfolio.

In the first nine months of 2004, the Company earned $16.3 million in Merchant Banking & Interest Income compared to $4.0 million in the first nine months of 2003, an increase of 308%. This increase is the result of investment gains and profit overrides associated with the GCP portfolio.

Expenses

Operating Expenses

The following table sets forth information relating to our actual and pro forma operating expenses, which are reported net of reimbursements:

	Three Months Ended September 30,		Nine Months Ended September 30,

	2004	2003	2004	2003

	(in millions, unaudited)
Actual Compensation & Benefit Expense	$16.3	$6.8	$39.0	$17.8
% of Revenues	45%	21%	39%	20%
Pro Forma Compensation & Benefit Expense(a)	16.3	14.6	45.3	39.2
% of Revenues	45%	45%	45%	45%

Non-Compensation Expense:
Other Operating Expenses	6.0	3.5	15.2	10.6
Depreciation & Amortization	0.9	0.8	2.5	2.5

Total Non-Compensation Expense	6.9	4.3	17.7	13.1
% of Revenues	19%	13%	18%	15%

Total Actual Operating Expense	23.2	11.1	56.7	30.9
% of Revenues	64%	34%	56%	35%
Total Pro Forma Operating Expense (a)	23.2	18.9	63.0	52.3
% of Revenues	64%	58%	62%	60%

(a)	The three-month period ended September 30, 2004 was the first period in which we operated as a public company for the entire period. The amount for the three months ended September 30, 2004 reflects actual expenses; the amounts for the three months ended September 30, 2003 and the nine months ended September 30, 2004 and 2003 reflect pro forma expenses.

Compensation and Benefits

Our Total Compensation and Benefits Expense in the third quarter of 2004 was $16.3 million, which reflects a 45% ratio of compensation to revenues, which is consistent with the compensation ratio we have applied since the completion of our IPO in May. One factor in determining compensation expense was the accounting impact of the introduction into our compensation packages of equity-related compensation in the form of restricted stock units. Our actual compensation and benefits expense for the nine months ended September 30, 2004 was $39.0 million. These amounts compare against $6.8 million and $17.8 million for the three months and nine months ended September 30, 2003, respectively.

The principal component of our operating expenses is compensation and benefits expense. Because we were a limited liability company prior to our IPO, payments for services rendered by our managing directors generally were accounted for as distributions of members’ capital or minority interest expense rather than as compensation expense. As a result, our pre-IPO compensation and benefits expense did not reflect a large portion of payments for services rendered by our managing directors and understates the expected operating costs to be incurred as a public company. As a corporation, we include all payments for services rendered by our managing directors in compensation and benefits expense.

Total Compensation and Benefits Expense for the three months ended September 30, 2004 of $16.3 million, and on a pro forma basis, for the nine months ended September 30, 2004 of $45.3 million compared to pro forma compensation and benefits expense of $14.6 million and $39.2 million for the three months and nine months ended September 30, 2003, respectively, which represent 12% and 16% increases, respectively. The pro forma analysis reflects a 45% ratio of compensation to revenues for the relevant periods, and the increases in 2004 over comparable prior year periods are due to the increased 2004 revenues.

Non-Compensation Expense

Our non-compensation expenses were $6.9 million in the third quarter of 2004, which compared to $4.3 million in the third quarter of 2003, representing an increase of 63%. The increase is related principally to the expansion of our office space ($0.5 million), increased recruiting efforts ($0.4 million), increased travel expenses ($0.6 million) and costs associated with operating as a public entity ($0.6 million). In addition, non-US operating costs increased approximately $0.2 million due to the decline in the relative value of the US dollar compared to the comparable period in 2003.

For the first nine months of 2004, our non-compensation expenses were $17.7 million, which compared to $13.1 million in the first nine months of 2003, representing an increase of 35%.

Non-compensation expense as a percentage of revenue in the three months and nine months ended September 30, 2004 were 19% and 18%, respectively. This compares to 13% and 15% for the three months and nine months ended September 30, 2003, respectively. The increase in these expenses as a percentage of revenue is principally related to increases in rent and leaseholds from new office space, increases in recruiting efforts and the costs of being a public company.

The Firm’s non-compensation expense as a percentage of revenue can vary as a result of a variety of factors including fluctuation in quarterly revenue amounts, the amount of recruiting and business development activity, the amount of reimbursement of engagement-related expenses by clients, currency movements and other factors. Accordingly, the non-compensation expense as a percentage of revenue in any particular quarter may not be indicative of the non-compensation expense as a percentage of revenue in future periods.

Provision for Income Taxes

The Provision for Taxes in the third quarter of 2004 was $5.1 million, which reflects a 38% effective tax rate. This compares to a pro forma Provision for Taxes in the third quarter of 2003 of $5.7 million based on an assumed tax rate of 42%. Actual taxes for the third quarter of 2003 were $0.6 million. The decrease in the effective tax rate in the third quarter of 2004 as compared to the same period in the prior year is due to the realization in 2004 of a higher proportion of foreign source earnings and investment income, which have relatively lower tax rates than U.S. advisory income.

The effective tax rate can fluctuate as a result of variations in the relative amounts of advisory and merchant banking income earned in the tax jurisdictions in which the Firm operates and invests. Accordingly, the effective tax rate in any particular quarter may not be indicative of the effective tax rate in future periods.

Prior to our initial public offering, Greenhill was a limited liability company and was not subject to U.S. federal or state income taxes and its U.K. controlled affiliate Greenhill & Co. International LLP, as a limited liability partnership, was generally not subject to U.K. income taxes. As of completion of our IPO in May 2004, we are subject to federal, foreign and state corporate income taxes.

For the nine months ended September 30, 2004, on a pro forma basis assuming a blended tax rate of 41% for the period, our Provision for Taxes was $15.4 million. For the nine months ended September 30, 2003, the pro forma provision for taxes of $14.6 million reflected an assumed tax rate of 42%. Actual tax expense for the nine months ended September 30, 2004 and 2003 were $11.2 million and $1.9 million, respectively.

Liquidity and Capital Resources

Our cash balance was $82.0 million as of September 30, 2004, and we have no debt. Our shareholders’ equity as of September 30, 2004 was $116.2 million.

We had total commitments (not reflected on our balance sheet) relating to future principal investments in Greenhill Capital Partners of $12.4 million as of September 30, 2004. Further capital calls may be made at any time through June 2005, depending on the timing and level of investments by GCP, although we do not expect these commitments to be drawn in full.

The Board of Directors of Greenhill & Co., Inc. has authorized the repurchase of up to $10.0 million of common stock to initiate the Firm’s common stock repurchase program, with the primary objective of repurchasing equity that is issued as part of compensation pursuant to the Firm’s equity compensation plan.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.08 per share to be paid on December 14, 2004 to common stockholders of record on November 16, 2004.

Greenhill & Co., Inc. is an independent investment banking firm that (i) provides financial advice on significant mergers, acquisitions, restructurings and similar corporate finance matters and (ii) manages merchant banking funds and commits capital to those funds. Greenhill acts for clients located throughout the world from offices in New York, London and Frankfurt.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to, those discussed in our Registration Statement on Form S-1 (Commission file number 333-113526) under the caption “Risk Factors”.

Greenhill & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2004	2003	2004	2003

Revenues
Financial advisory fees	$31,275,180	$31,151,633	$84,614,422	$83,114,135
Merchant banking revenue	4,994,660	1,282,647	15,881,146	3,693,435
Interest income	228,706	13,524	421,647	264,881

Total Revenues	36,498,546	32,447,804	100,917,215	87,072,451

Expenses
Employee compensation and benefits	16,278,351	6,846,968	39,033,719	17,834,584
Occupancy and equipment rental	1,389,600	1,079,177	4,221,472	3,160,753
Depreciation and amortization	969,268	817,336	2,500,818	2,445,109
Information services	696,691	693,538	2,121,992	1,996,465
Professional fees	609,970	654,034	1,457,749	1,338,386
Travel related expenses	1,356,093	715,147	3,052,261	2,246,883
Other operating expenses	1,916,233	339,201	4,360,151	1,858,116

Total Expenses	23,216,206	11,145,401	56,748,162	30,880,296

Income before Tax and Minority Interest	13,282,340	21,302,403	44,169,053	56,192,155

Minority interest in net income of subsidiary	-	6,690,993	6,487,050	17,336,596

Income before Tax	13,282,340	14,611,410	37,682,003	38,855,559

Provision for taxes	5,052,099	595,411	11,163,050	1,865,812

Net Income	$8,230,241	$14,015,999	$26,518,953	$36,989,747

Average common shares outstanding:
Basic	30,829,458	n/a	28,050,657	n/a
Diluted	30,851,693	n/a	28,067,517	n/a
Earnings per share
Basic	$0.27	n/a	$0.95	n/a
Diluted	$0.27	n/a	$0.94	n/a

Pro forma average shares outstanding (see
notes a and e):
Basic	30,829,458	25,000,000	28,050,657	25,000,000
Diluted	30,851,693	25,000,000	28,067,517	25,000,000
Pro forma earnings per share (see note a):
Basic	$0.27	$0.31	$0.80	$0.81
Diluted	$0.27	$0.31	$0.80	$0.81

See notes to Pro Forma Condensed Consolidated Statement of Income.

Greenhill & Co., Inc. and Subsidiaries
Pro Forma Condensed Consolidated Statements of Income (Unaudited)

		For the Three Months Ended September 30,		For the Nine Months Ended September 30,

		2004	2003	2004	2003

	(a)	(actual)	(pro forma)	(pro forma)	(pro forma)
		(in thousands, except per share data)
Total Revenues		$36,498	$32,448	$100,917	$87,072

Compensation and benefits	(b)	16,278	14,602	45,267	39,182
Other expenses		6,938	4,298	17,714	13,045

Total expenses		23,216	18,900	62,981	52,227

Income before tax and minority interest		13,282	13,548	37,936	34,845
Minority interest in net income of subsidiary	(c)	–	–	–	–

Income before tax		13,282	13,548	37,936	34,845
Tax expense	(d)	5,052	5,690	15,406	14,635

Net income		$8,230	$7,858	$22,530	$20,210

Actual and pro forma average common
shares outstanding:	(e)
Basic		30,829	25,000	28,051	25,000
Diluted		30,852	25,000	28,068	25,000
Actual and pro forma earnings per share:
Basic		$0.27	$0.31	$0.80	$0.81
Diluted		$0.27	$0.31	$0.80	$0.81

See notes to Pro Forma Condensed Consolidated Statement of Income.

Notes to the Pro Forma Condensed Consolidated Statement of Income

(a)	Prior to the initial public offering we were a limited liability company and our historical earnings did not fully reflect the compensation expense we expect to pay our managing directors or taxes that we expect to pay as a public corporation. Additionally, a portion of our earnings attributable to our European operations was recorded as minority interest. We believe that the pro forma results, which increase compensation expense and tax expense to amounts we expect to pay as a corporation and eliminate the minority interest, more accurately depict our results as a public company. The three-month period ended September 30, 2004 was the first period in which we operated as a public company for the entire period, and the amounts presented above reflect actual results of operations for that period. The amounts for the nine months ended September 30, 2004 include the pro forma results of operations as if the Firm operated as a public company during the period January 1, 2004 to the date of our public offering combined with the actual results of operations for the period after the public offering. The amounts for the three and nine months ended September 30, 2003 reflect pro forma results of operations as if the initial public offering had occurred as of January 1, 2003.

(b)	Because the Firm had been a limited liability company prior to the IPO, payments for services rendered by managing directors generally had been accounted for as distributions of members’ capital rather than as compensation expense. As a corporation, the Firm includes all payments for services rendered by managing directors in compensation and benefits expense.

Compensation and benefits expense, reflecting the Firm’s conversion to corporate form, consists of cash compensation and non-cash compensation related to the restricted stock units awarded to employees at the time of the Firm’s initial public offering consummated on May 11, 2004, as well as any additional restricted stock units awarded in the future. It is the Firm’s policy that total compensation and benefits, including that payable to the managing directors, will not exceed 50% of total revenues each year (although the Firm retains the ability to change this policy in the future). An adjustment to increase compensation expense for the three months ended September 30, 2003 of $7.8 million has been made to record total compensation and benefits expense at 45% of total revenues. Adjustments to increase compensation expense for the nine months ended September 30, 2004 and 2003 of $6.2 million and $21.3 million, respectively, have been made to record total compensation and benefits expense at 45% of total revenues.

(c)	For the three months ended September 30, 2003, historical income before tax has been increased by $6.7 million to reflect the elimination on a pro forma basis of minority interests held by the European managing directors in Greenhill & Co. International. For the nine months ended September 30, 2004 and 2003, historical income before tax has been increased by $6.5 million and $17.3 million, respectively, to reflect the elimination on a pro forma basis of minority interests held by the European managing directors in Greenhill & Co. International.

(d)	As a limited liability company, the Firm was generally not subject to income taxes except in foreign and local jurisdictions. For the three month period ended September 30, 2004 the Firm operated as a C Corporation and was subject to federal, foreign, state and local income taxes and the actual tax provision is presented above. The pro forma provision for income taxes for the nine months ended September 30, 2004 includes assumed federal, foreign, state and local income taxes as if we were a C Corporation for the period January 1, 2004 to the date of the public offering at an assumed effective rate of 42% combined with the actual tax provision for the period after the public offering. For the three and nine months ended September 30, 2003 adjustments of $5.1 million and $12.8 million, respectively were made to adjust the Firm’s effective tax rate to 42%, reflecting assumed federal, foreign, state and local income taxes as if we were a corporation on January 1, 2003.

(e)	For 2004 the actual and pro forma numbers of common shares outstanding give effect to (i) 25,000,000 shares issued in connection with the reorganization of the Firm in conjunction with the initial public offering as if it occurred on January 1, 2004 and (ii) the weighted average of the 5,750,000 shares and the common stock equivalents issued in conjunction with and subsequent to the initial public offering. For 2003 the pro forma number of common shares outstanding gives effect to the shares issued in connection with the reorganization of the Firm as if it occurred on January 1, 2003.